Exhibit 99.1

Date:	November 24, 2015 8:00 a.m. EST
Contact:	Archie Brown, Jr., President and CEO	Mark T. Reitzes, President and CEO
	MainSource Financial Group, Inc.	Cheviot Financial Corp.
	812-663-6734	513-661-0457

NEWS RELEASE

MainSource Financial Group to Significantly Expand its Cincinnati Presence with the Acquisition of Cheviot Financial Corp.

GREENSBURG, IN and CINCINNATI, OH.--(PR Newswire)-- MainSource Financial Group, Inc. (NASDAQ:MSFG) (“MainSource” or the “Company”) announced today that it has entered into a definitive merger agreement to acquire all of the common stock of Cheviot Financial Corp. (NASDAQ:CHEV) (“Cheviot”) in a cash and stock transaction valued at approximately $107.4 million.

Cheviot, headquartered in Cincinnati, is the holding company for Cheviot Savings Bank, which operates 12 branches in greater Cincinnati, Ohio. As of September 30, 2015, Cheviot had approximately $576.6 million in assets, $365.1 million in loans, $459.9 million in deposits and $96.9 million of total equity. It is anticipated that immediately after the merger, Cheviot Savings Bank will merge with and into MainSource Bank, an Indiana chartered commercial bank and wholly-owned subsidiary of MainSource, with MainSource Bank as the surviving bank.

“We are very pleased to announce this merger,” commented Archie M. Brown, Jr., President and Chief Executive Officer of MainSource. “It will significantly expand our market presence in greater Cincinnati, an area where we have already been focusing, and presents an opportunity to prudently continue our growth as an organization.  As a result of the merger, MainSource will increase its market share position in the Cincinnati MSA from 18th to 10th.  MainSource, like Cheviot, is deeply committed to the communities it serves.  We look forward to extending our philosophy of community banking to Cheviot customers.”

“As a larger community bank looking to increase its presence in our market, MainSource was the ideal choice as Cheviot’s partner,” commented Mark T. Reitzes, President and Chief Executive Officer of Cheviot. “We believe that our employees, customers, shareholders and community will benefit greatly from this partnership.  MainSource has a larger lending capacity and a much broader array of banking products and services, and they have the same commitment to delivering excellent customer service.”

Under the terms of the agreement, which was unanimously approved by the boards of both companies, stockholders of Cheviot may elect to receive either 0.6916 shares of MainSource common stock (the “Exchange Ratio”) or $15.00 in cash for each share of Cheviot common stock owned, subject to proration provisions specified in the merger agreement that provide for a targeted aggregate split of 50% of Cheviot shares being exchanged for common stock and 50% for cash. Based upon the November 20, 2015 closing price of $23.56 per share of MainSource common stock, the transaction is valued at approximately $107.4 million.

MainSource expects the transaction to be accretive to 2017 diluted earnings per share by approximately $0.12. It is projected to be approximately 3.2% dilutive to tangible book value per share at closing, inclusive of $7.5 million in pre-tax restructuring charges, with an earnback period of approximately 4.2 years.

The merger is expected to be completed in the second or third quarters of 2016, subject to the satisfaction of customary closing conditions, including regulatory approvals and the approval of the stockholders of Cheviot.

Boenning & Scattergood, Inc. is serving as financial advisor to MainSource. MainSource’s legal advisor is Krieg DeVault LLP.

Keefe, Bruyette and Woods, Inc. is serving as financial advisor to Cheviot. Luse Gorman, PC is legal advisor to Cheviot.

About MainSource Financial Group

MainSource Financial Group is listed on the NASDAQ National Market under the symbol: “MSFG” and is a community-focused, financial holding company with assets of approximately $3.3 billion. MainSource operates 85 branches throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

About Cheviot Financial Corp.

Cheviot Financial Corp is the holding company of Cheviot Savings Bank. The Bank was founded in 1911 as an Ohio-chartered savings and loan association and reorganized into a two-tier mutual holding company in 2004. Cheviot now operates 12 full service offices spanning across Hamilton County. Cheviot offers traditional personal and business banking products and services, including checking, savings, business, and health savings accounts, as well as debit and credit cards, online banking, remote deposit capture and certificates of deposit.

Important Information for Investors and Shareholders

In connection with the proposed merger, MainSource will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of MainSource and a Prospectus of Cheviot (the “Proxy Statement/Prospectus”), as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about MainSource and Cheviot, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from MainSource at www.mainsourcebank.com under the tab “Investor Relations” and from Cheviot at www.cheviotsavings.com under the tab “Investor Relations”. Alternatively, these documents, when available, can be obtained free of charge from MainSource upon written request to MainSource Financial Group, Inc., Attn: Corporate Secretary, 2105 North State Road 3 Bypass Greensburg, Indiana 47240 or by calling (812) 663-6734 or from Cheviot upon written request to Cheviot Financial Corp., Attn: Investor Relations, 3723 Glenmore Avenue, Cincinnati, Ohio 45211 or by calling (513) 661-0457.

MainSource and Cheviot and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Cheviot in connection with the proposed merger. Information about the directors and executive officers of MainSource is set forth in the proxy statement for MainSource’s 2015 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 25, 2015. Information about the directors and executive officers of Cheviot is set forth in the proxy statement for Cheviot’s 2015 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 12, 2015.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of MainSource’s and Cheviot’s financial condition, results of operations, asset and credit quality trends and profitability and statements about the expected timing, completion, financial benefits and other effects of the proposed merger. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to; expected cost savings, synergies and other financial benefits from the proposed merger might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; the requisite shareholder and regulatory approvals for the proposed merger might not be obtained; market, economic, operational, liquidity, credit and interest rate risks associated with MainSource’s and Cheviot’s businesses, competition, government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations); ability of MainSource and Cheviot to execute their respective business plans (including the proposed acquisition of Cheviot); changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits; failure or circumvention of either MainSource’s or Cheviot’s internal controls; failure or disruption of our information systems; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigations; other matters discussed in this Report and other factors identified in MainSource’s and Cheviot’s respective Annual Reports on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this Report, and neither MainSource nor Cheviot undertakes an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this Report.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.